Exhibit 10.1

2006 Base Salaries for Named Executive Officers

Name	Title	Salary

Michael E. Hart	President, Chief Executive Officer and Chief Financial Officer	$362,457
David A. DeLong	Vice President, Marketing and Sales	$263,025
Marc H. Graboyes	Vice President, General Counsel	$236,543
Markus F. Herzig	Vice President, Regulatory Affairs	$236,550
Douglas G. Johnson, Ph.D.	Vice President, Manufacturing	$204,420
Michael E. Saunders	Vice President, Clinical Development	$267,355